UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Christopher & Banks Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing June 18, 2012, Christopher & Banks Corporation intends to send the following communication to certain stockholders.  This information supplements information contained in Christopher & Banks Corporation’s definitive proxy statement dated May 15, 2012.

Christopher & Banks Corporation

2400 Xenium Lane North

Plymouth, Minnesota 55441

Dear Stockholder:

At Christopher & Banks Corporation’s (the “Company”) Annual Meeting of Stockholders (“Annual Meeting”) to be held on Thursday, June 28, 2012, you are being asked to vote to elect eight directors nominated by the Board of Directors (the “Board”), each to serve a one-year term.

We are specifically requesting your support to vote FOR the election of all eight director nominees.  As you may be aware, two proxy advisory services, Institutional Shareholder Services, Inc. (“ISS”) and Glass, Lewis & Company (“Glass-Lewis”), have made “withhold” recommendations on Mr. Goldfarb.  In short, because Mr. Goldfarb currently serves on three “outside” boards (including the Company’s Board), in addition to the board of directors of the company for which he serves as its Chief Executive Officer, these services have concluded that he is “over-boarded” and therefore presumably unable to fulfill his duties as a director on our Board.

In addition, because the Board determined to recommend Mr. Goldfarb for re-election to the Board, ISS has made a “withhold” recommendation as to all of the other director nominees who were re-elected at the 2011 annual meeting (the “Continuing Directors”) and Glass-Lewis has determined to make a “withhold” recommendation as to Anne Jones (a Continuing Director), who chairs our Governance and Nominating Committee (the “Governance Committee”).

In our view, both of these proxy advisory services are applying formulaic approaches to their recommendations, which are not in the best interests of our stockholders.

Mr. Goldfarb was elected to the Company’s Board effective January 3, 2011.  His principal occupation is as the Chairman and Chief Executive Officer of G-III, a leading designer, manufacturer and distributor of men’s and women’s apparel, handbags and luggage, with annual sales of approximately $1.2 billion.  Mr. Goldfarb has extensive experience and valuable in-depth knowledge of the apparel and retail industries, which has greatly benefited our Board since his appointment.

I can personally attest that Mr. Goldfarb’s professional commitments and other board service have not impacted his ability to effectively serve on our Board.  Mr. Goldfarb’s attendance record for Board and Board committee meetings is exemplary.  As noted in this year’s proxy statement, Mr. Goldfarb (and each of our other Continuing Directors) has attended 90% or more of the meetings of the Board and meetings of the Board’s committees on which the director served during the eleven-month transition period ended January 28, 2012.  We believe that Mr. Goldfarb’s strong attendance record demonstrates his ability to serve as an effective representative of our stockholders.

Mr. Goldfarb’s business experience and his understanding of the unique issues, opportunities and challenges of the apparel and retail industries make him particularly well-suited to serve on the Board.  Mr. Goldfarb has made, and, we believe, if re-elected will continue to make important contributions to our Board on behalf of our stockholders.

Finally, Mr. Goldfarb has already indicated that, before the end of calendar 2012, he intends to relinquish one of his current directorships and serve on the boards of no more than three publicly traded companies (including G-III and the Company).  We ask for your support to return Mr. Goldfarb to our Board and enable him to continue to provide valuable guidance in his areas of expertise to the Company’s management and the other members of the Board.

As to the decision by the Governance Committee and the Board to re-nominate Mr. Goldfarb, the Board considered last year’s voting results.  The Board also considered and evaluated the individual contributions, experience and attendance records of each of the Board members who were nominated for re-election.

On behalf of our Board, we continue to recommend that you vote FOR the election of all of our director nominees at our 2012 Annual Meeting of Stockholders.

I also will be personally pleased to answer questions that you may have concerning this issue.  You may contact me in care of the Company’s Corporate Secretary at the Company’s address below or at 763-551-5000.

Thank you for your consideration and continued support.

/s/ Paul L. Snyder
Paul L. Snyder
Chair of the Board of Directors of
Christopher & Banks Corporation